Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Navidea Biopharmaceuticals, Inc. on Form S-3 (File Nos. 333-248404, 333-252847, 333-235762, 333-222092, 333-195806, 333-193330, 333-184173, 333-173752, 333-168485, 333-76151, and 333-15989) and Form S-8 (File Nos. 333-250078, 333-238329, 333-228960, 333-217814, 33-81410, 333-119219, 333-130636, 333-130640, 333-153110, 333-158323, 333-183317, 333-05143, 333-21053, and 333-198716) of our report dated March 26, 2021, with respect to our audits of the consolidated financial statements of Navidea Biopharmaceuticals, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report is included in this Annual Report on Form 10-K of Navidea Biopharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

New Haven, Connecticut

March 26, 2021